Exhibit 10(r)

McDONALD’S CORPORATION
AMENDED AND RESTATED 2012 OMNIBUS STOCK OWNERSHIP PLAN

STOCK OPTION AWARD AGREEMENT

EXECUTIVE OFFICERS

McDONALD’S CORPORATION (the “Company” or “McDonald’s”), hereby grants to the individual named in the chart below (the “Optionee”), the number of options to purchase shares of the Company’s Stock (the “Options”) for the Option Price per share (the “Option Price”), both as set forth in the chart below. These Options shall vest and terminate according to the vesting schedule and termination provisions described below in this Stock Option Award Agreement, including any Appendices (together, the “Agreement”). The Options shall be subject to the terms and conditions set forth in this Agreement and in the McDonald’s Corporation Amended and Restated 2012 Omnibus Stock Ownership Plan (the “Plan”).

Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.

Optionee:
Number of Options:
Type of Option Grant:	Non-Qualified Stock Option
Option Price:	$XXX.XX
Grant Date	February 13, 2023
Expiration Date:	10th Anniversary of the Grant Date
Vesting Schedule: (as long as the Optionee remains continuously employed by the Company or a Subsidiary until the applicable vesting date, except as otherwise set forth in this Agreement):	25% on first anniversary of Grant Date 25% on second anniversary of Grant Date 25% on third anniversary of Grant Date 25% on fourth anniversary of Grant Date

1.Termination of Employment. For purposes of this Section 1, the date of Termination of Employment will be the last date that the Optionee is classified as a current employee in the payroll system of the Company or applicable Subsidiary, provided that in the case of a Optionee who is subject to U.S. federal income tax (a “U.S. Taxpayer”), the date of Termination of Employment will be the date that the Optionee experiences a “separation from service,” in accordance with the requirements of Code Section 409A. The Committee shall have the exclusive discretion to determine when the Optionee is no longer employed for purposes of the Options, this Agreement and the Plan.

(a)Termination Within Four Months of the Grant Date. If the Optionee has a Termination of Employment for any reason other than (i) death or Disability or (ii) to work for a developmental licensee, prior to the four-month anniversary of the Grant Date, all Options will be immediately forfeited.

(b)Termination for Cause. If the Optionee has a Termination of Employment for Cause, all vested and unvested Options shall terminate immediately; provided, however, that if the Optionee has a Termination of Employment for Cause due solely to a Policy Violation (which means a termination resulting from the commission of any act or acts which violate the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying policies or policies specifically referenced therein), as the same is in effect and applicable to the Optionee at the time of the Optionee’s violation), the provisions of subsection 1(c) below shall apply.

(c)Termination Due to Policy Violation. If the Optionee has a Termination of Employment for Cause due solely to a Policy Violation (as determined by the Committee in its sole and absolute discretion), any Options exercisable on the date of the Optionee’s Termination of Employment may be exercised not later than the 90th day following the Optionee’s Termination of Employment (but not beyond the Expiration Date). Any unvested Options shall be forfeited as of the date of the Optionee’s Termination of Employment.

(d)Termination on Account of Death or Disability. If the Optionee has a Termination of Employment on account of death or Disability (even during the first four months following the Grant Date), any unexercised Options, whether or not vested on the date of the Optionee’s Termination of Employment, may be exercised at any time within three years after such Termination of Employment (but not beyond the Expiration Date); and in the case of death, the Options may be exercised by (i) the Optionee’s personal representative or by the person to whom the Options are transferred by will or the applicable laws of descent and distribution or (ii) the Optionee’s beneficiary designated in accordance with Section 8 of the Plan.

For purposes of subsections (e) and (f) that follow, the term “Company Service” means the Optionee’s aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.

(e)Termination with At Least 68 Years of Combined Age and Service. If the Optionee voluntarily terminates employment and (i) the Optionee’s combined age and years of Company Service is equal to or greater than 68, (ii) the Optionee provides four months advance written notice of his or her intention to terminate employment to both Global Total Rewards (at US-Retirement@us.mcd.com) and the Optionee’s manager, (iii) the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Optionee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee may require):

(i)In the event that Termination of Employment occurs on or after the four month anniversary of the Grant Date but prior to the 12 month anniversary of the Grant Date, 50% of the Options shall continue to vest in accordance with the Vesting Schedule set forth above and any exercisable options may be exercised at any time prior to and including the Expiration Date (and the remaining 50% shall be forfeited); or

(ii)In the event that Termination of Employment occurs on or after the 12 month anniversary of the Grant Date, any Options that are vested on the date of the Optionee’s Termination of Employment or that would have vested within three years following such Termination of Employment shall vest in accordance with the Vesting Schedule set forth above in this Agreement and any exercisable options may be exercised at any time prior to and including the Expiration Date.

If the Optionee executes and delivers a non-competition agreement, and then violates the provisions of that agreement (in the Committee’s discretion), all unexercised Options will immediately terminate and will not be exercisable.

(f)Termination on Account of Special Circumstances. If the Optionee has a Termination of Employment due to Special Circumstances (which means, a Termination of Employment due to the Optionee becoming an owner-operator of a McDonald’s restaurant in connection with his or her Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause, in each case, where the Optionee’s combined age and years of Company Service meets the threshold set forth in the chart below and the Optionee satisfies the additional conditions set forth in subsections (i) and (ii) below, as applicable), the Options, to the extent unvested as of the date of the Optionee’s Termination of Employment, will, for the applicable period after the Optionee’s Termination of Employment specified in the chart below, become vested in accordance with the Vesting Schedule set forth above in this Agreement and any vested Options may be exercised at any time within the applicable period specified in the chart below after such Termination of Employment (but not beyond the Expiration Date). As of the expiry of the applicable period specified in the chart below after the Optionee’s Termination of Employment, any Options that remain unvested will be forfeited.

Age and Years of Company Service	Additional Vesting and Time to Exercise
68 plus years	3 Years
58 to 67 years	2 Years
48 to 57 years	1 Year

(i)Termination of Employment Without Cause. In the case of the Optionee’s Termination of Employment by the Company or a Subsidiary without Cause, to qualify for the treatment provided in this subsection (f), the Optionee must execute and deliver (i) a release agreement satisfactory to the Company (which the Optionee does not revoke) and (ii) a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require). If the Optionee executes and delivers a non-competition agreement, and then violates the provisions of that agreement (in the Committee’s discretion), all unexercised Options will immediately terminate and will not be exercisable.

(ii)Termination due to Change in Status to Owner-Operator. If the Optionee becomes an owner-operator of a McDonald’s restaurant in connection with his or her Termination of Employment, to qualify for the above treatment, the Optionee must execute and deliver (and not revoke) a release agreement satisfactory to the Company.

(g)Termination with Company Approval to Work for a Developmental Licensee. If the Optionee has a Termination of Employment in order to work for a developmental licensee (even during the first four months following the Grant Date) and (i) the Company approves of the Optionee’s resignation, (ii) the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iii) the Optionee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require), any unvested Options shall continue to vest in accordance with the Vesting Schedule set forth above in this Agreement, and any exercisable Options may be exercised at any time prior to and including the Expiration Date. If the Optionee executes and delivers a non-competition agreement, and then violates the provisions of that agreement (in the Committee’s discretion), all unexercised Options will immediately terminate and will not be exercisable.

(h)Termination Due to Disaffiliation of a Subsidiary. If the Optionee has a Termination of Employment because of a Disaffiliation of a Subsidiary and the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, Options that are either vested on the date of the Optionee’s Termination of Employment or that would have vested within one year of the Optionee’s Termination of Employment may be exercised at any time within one year following such Termination of Employment (but not beyond the Expiration Date). All other unvested Options shall be forfeited as of the date of Termination of Employment. If, however, the Options are assumed by another entity, this rule will not apply and the Options will continue in effect, subject to any changes as may be made to reflect the assumption of the Options. For purposes of this Agreement, “Disaffiliation of a Subsidiary” means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock or all of the assets of the Subsidiary).

(i)Any Other Reason. If the Optionee has a Termination of Employment for a reason other than those specified in Sections 1(a)-(h) above, any Options vested on the date of the Optionee’s Termination of Employment may be exercised not later than the 90th day following the Optionee’s Termination of Employment (but not beyond the Expiration Date). All unvested Options shall be forfeited as of the date of Termination of Employment.

(j)Selection of Rule. If the Optionee’s Termination of Employment is covered by more than one of the foregoing rules, the applicable rule that is the most favorable to the Optionee shall apply, except that (i) in the case of a Termination of Employment as described in Section 1(a) above, Section 1(a) shall apply; (ii) in the case of a Termination of Employment for Cause, the Committee shall have the sole and absolute discretion to determine whether the Optionee is eligible for the treatment described in Section 1(c) above; (iii) in the case of a Termination of Employment with Company approval to work for a developmental licensee, Section 1(g) shall apply; and (iv) in the case of a Termination of Employment due to Disaffiliation of a Subsidiary, Section 1(h) shall apply.

2.Responsibility for Taxes. Except to the extent prohibited by law, the Optionee acknowledges that, regardless of any action the Company or, if different, the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Optionee even if legally applicable to the Company or the Employer (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired as a result of such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired at exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization). The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. The Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Stock or the proceeds of the sale of shares of Stock if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

3.Repayment/Forfeiture.

(a)Compliance with Applicable Law and/or Company Clawback Policy. Any benefits the Optionee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Optionee.

(a)Detrimental Conduct. Any Options granted pursuant to this Agreement and the Plan are intended to align the Optionee’s long-term interests with the long-term interests of the Company. If the Company determines that the Optionee has (i) engaged in willful fraud that causes harm to the Company or any of its Subsidiaries, either during employment with the Company or after such employment terminates for any reason or (ii) violated the provisions of a non-competition agreement (any such act, “Detrimental Conduct”) the Optionee shall be deemed to have acted contrary to the long-term interests of the Company. Accordingly, the following rules shall apply:

(i)In the event that the Company determines, in its sole and absolute discretion, that the Optionee engaged in Detrimental Conduct, the Company may, in its sole and absolute discretion, (A) terminate such Optionee’s participation in the Plan and/or (B) send a notice of recapture (a “Recapture Notice”) that (1) cancels all or a portion of any future-vesting Options, (2) requires the return of any shares of Stock received upon exercise of the Options and/or (3) requires the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such exercise.

(ii)The Company has sole and absolute discretion to take action or not to take action pursuant to this Section 3 upon determination of Detrimental Conduct, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.

(iii)Upon vesting of any Options, the Optionee shall, if requested by the Company, certify on a form acceptable to the Company, that he or she is not, and has not previously been, engaged in Detrimental Conduct.

(iv)Notwithstanding any provision of this Section 3, if any provision of this Section 3 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law; provided, that this Section 3 shall not apply in any manner to individuals subject to the laws of France.

(v)Any action taken by the Company pursuant to this Section 3 is without prejudice to any other action the Company, or any of its Subsidiaries, may choose to take upon determination that the Optionee has engaged in Detrimental Conduct.

(vi)This Section 3 will cease to apply after a Change in Control.

4.No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

5.Governing Law and Choice of Venue. The Options are governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Plan and this Agreement. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Options or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois, agree that such litigation shall be conducted in the courts of DuPage County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.

6.Electronic Delivery and Acceptance. The Company may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Optionee to accept these Options or any future option grant by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to accept these Options and any future option grant through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

7.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by the Optionee shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of any provision of this Agreement.

9.Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be disregarded in any construction of the provisions of this Agreement.

10.Appendices. The Appendices constitute part of this Agreement. Notwithstanding the provisions in this Agreement, the Options shall be subject to any special terms and conditions set forth in the Appendices to this Agreement.

11.Entire Agreement. This Agreement and the Plan reflect the exclusive agreement between the parties regarding the subject matter herein and supersedes any prior understandings or agreements, whether oral or written, in respect of such subject matter.

BY ACCEPTING THE OPTIONS, THE OPTIONEE AGREES TO THE TERMS OF THIS AGREEMENT AND THE PLAN.

BY: ________________________________

PRINT NAME: _______________________

DATE: ______________________________